SUPPLEMENT
(To Prospectus Supplement dated June 25, 2003
to Prospectus dated March 20, 2003)


                           $625,494,100 (Approximate)



                     STRUCTURED ASSET SECURITIES CORPORATION

               Mortgage Pass-Through Certificates, Series 2003-22A


   Reference is made to the tables set forth on page S-97 of the attached Prospectus Supplement, dated June 25, 2003 (the "Prospectus Supplement"). Notwithstanding anything to the contrary in the Prospectus Supplement, the weighted average life in years of the Class B1, Class B2 and Class B3 Certificates at 100% of the Prepayment Assumption is 5.96.


   All other portions of the Prospectus Supplement shall remain unchanged. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Prospectus Supplement.

                            ------------------------


                  The date of this Supplement is July 8, 2003.